Exhibit 10.2

Employment Agreement
This Employment Agreement (this “Agreement”) is made and entered into this 1st day of November, 2011, effective as of June 11, 2011, by and between Petroleum Development Corporation, a Nevada corporation (the “Company”), and James M. Trimble (the “Employee”).
WHEREAS, the Company and the Employee desire to enter into an employment agreement to reflect that the Company employs the Employee in the capacity of President and Chief Executive Officer of the Company upon the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:
1.Effective Date and Term

a.
Term. The effective date of this Agreement will be June 11, 2011 (the “Effective Date”), and the term of this Agreement (the “Term”) will be for the period beginning on the Effective Date and ending on the earlier of (i) June 30, 2013 (the “Ending Date”), (b) the date this Agreement is otherwise terminated by the Employee or the Company in accordance with Section 7 of this Agreement, or (c) unless the Agreement is extended by mutual agreement in writing signed by an authorized representative of the Company and Employee.

b.	Change of Control. A “Change of Control” of the Company will occur on the earliest of the following events:

(i)
Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(ii)	Change in Effective Control: A change in effective control of the Company occurs on the date that either:

(A)
Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(B)
A majority of the members of the Board of Directors of the Company (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that this paragraph (B) will apply only to the Company if no other corporation is a majority shareholder.

(iii)
Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than ninety percent (90%) of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The foregoing definition of Change of Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation §1.409A-3(i)(5) or any successor provision.
2.Place of Employment

The place of employment will be the Company's headquarters building in Denver, Colorado unless the Employee and the Company agree to an alternative location.
3.Position and Responsibilities

a.	Position. The Employee will serve as the President and Chief Executive Officer and shall report to the Board.

b.
Responsibilities. The Employee will have obligations, duties, authority and power to do such acts as are customarily done by a person holding the same or equivalent positions in corporations of similar size to the Company. The Employee shall perform such managerial duties and responsibilities for the Company as may reasonably be assigned to him by the Board and, at no additional compensation, shall serve on the Board and in other such positions with any subsidiary corporation of the Company, or any partnership, limited liability company or other entity in which the Company has an interest (herein collectively called “Affiliates”), as the Board may from time to time determine. The Employee agrees to tender his resignation as an employee from all positions held with the Company or with any of the Affiliates immediately upon termination of Employee's employment by the Company for any reason whatsoever. Unless otherwise agreed to by the parties hereto, the Employee agrees to tender his resignation from the Board and the board of directors of any of the Affiliates immediately upon termination of Employee's employment by the Company for any reason whatsoever.

c.
Dedication of Professional Services. The Employee shall devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company and its Affiliates to perform diligently and faithfully all the duties, responsibilities and obligations of his positions with the Company and its Affiliates. The Employee shall not be employed in any other business activity, other than with the Company and its Affiliates, during the Term, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without approval by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that this restriction will not be construed as preventing the Employee from investing his personal assets in a business which does not compete with the Company or its Affiliates, where the form or manner of such investment will not require services of any significance on the part of the Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor. Notwithstanding anything to the contrary contained in this Agreement, Employee may continue to be a director of Grand Gulf Energy Limited and Seisgen Exploration LLC.

d.
Adherence to Standards. The Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company consistent with the Employee's positions and level of authority.

e.	Minimum Stock Ownership. The Employee shall comply with the minimum stock ownership requirements for the President and Chief Executive Officer of the Company.

4.Compensation

a.
Base Salary. The Company shall pay the Employee an annual base salary of $625,000.00 (the “Base Salary”) effective as of the Effective Date and ending on the Termination Date (as herein defined in Section 7.b). The Base Salary will be payable in accordance with the ordinary payroll practices of the Company. The Compensation Committee shall review the Base Salary annually, and the Base Salary may be changed by the Compensation Committee in its sole discretion, taking into account the base salaries, aggregate annual cash compensation and other compensation of individuals holding similar positions at other comparable companies and the performance of the Employee and the Company.

b.
Performance Bonus. The Employee shall be eligible to earn an annual performance bonus (the “Bonus”) during the Term. For 2011, the Bonus target will be one hundred percent (100%) of the Base Salary and will be based on criteria established by the Compensation Committee for the Company's other senior executives for 2011; provided that achievement of such criteria will be determined by such committee in its sole discretion. Any future Bonus amount and criteria will be established by the Compensation Committee in its sole discretion. Payment of any Bonus in any year is in the sole discretion of the Compensation Committee. The Bonus shall be prorated for partial years.

c.
Signing Award/Relocation Payment. The Employee has received a restricted stock award (the “Restricted Stock Award”) on the Effective Date under the Company's 2010 Long-Term Equity Compensation Plan (the “Plan”) for 58,122 shares of the Company's common stock. Such Restricted Stock Award shall be in the form approved by the Compensation Committee. Such Restricted Stock Award shall vest in three (3) equal annual installments on each anniversary date of the grant over a three year period, subject to the Employee's continued employment with the Company and/or service as a member of the Board and compliance with Section 6 of this Agreement through each such vesting date, the related award agreement and Plan, although all unvested shares will immediately vest in the event that Employee resigns all positions with the Company and the Board after June 30, 2013. Employee shall also receive a one-time sign on bonus of $225,000, less applicable withholding, which sum includes all relocation and any other miscellaneous expenses.

d.
Participation in Long-Term Equity Compensation Plan. As a long term incentive, under the Company's long-term equity compensation plan, the Employee, beginning in 2012, shall participate in any equity compensation program provided to all executive officers based on criteria established by the Compensation Committee in its sole discretion each year as part of the annual compensation resolution.

e.	Other Compensation. The Employee will to be eligible to participate in all other cash or stock compensation plans or programs and perquisites maintained by the Company, as in effect from time to time, in which, the Board or Compensation Committee determines, the senior executives of the Company are allowed to participate.

f.
Recoupment of Certain Compensation. If the Company has to restate all or a portion of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Employee shall, for the affected years, reimburse the Company for any excess bonus paid to the Employee pursuant to Section 4.b. The reimbursements shall be equal to the difference between the bonus paid to him for the affected years and the bonus that would have been paid to the Employee had the financial results been properly reported. Such reimbursement shall be paid to the Company within ninety (90) days after the Company notifies the Employee of the amount owed to the Company. Employee also agrees that Employee is bound by the provisions of any recoupment or “clawback” policy that the Company adopts after the date hereof that is applicable to the Company's executive officers or is otherwise required under applicable law, including the Dodd-Frank Act.

5.Employee Benefits

a.
Participation in Company Benefit Plans. During the Term, the Company shall provide the Employee with coverage under all employee welfare benefit programs, plans and practices commensurate with his positions in the Company and its Affiliates and to the extent permitted under the respective employee benefit plan.

b.
Vacation. The Employee will be entitled to paid vacation in each calendar year (prorated for partial years), in accordance with Company policy, but not less than twenty (20) days, to be taken at such times as is reasonably determined by the Employee to be consistent with the Employee's responsibilities under this Agreement.

c.
Expense Reimbursement. The Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses related to travel, meals, entertaining and similar items related to such duties and responsibilities. The Company shall reimburse the Employee for all such expenses on presentation by the Employee from time to time of appropriately itemized and approved (consistent with the Company's policies) accounts of such expenditures. The Company shall reimburse the Employee for reasonable dues and expenses of membership in such club or clubs as the Board reasonably deems necessary for the Employee to entertain on behalf of the Company and for costs associated with continuing education and professional dues. All expense reimbursements for a calendar year will be paid in the normal course, but no later than March 15 of the following calendar year.

d.
Health Insurance. The Company agrees that it will include the Employee under any hospital, surgical or group health plan or policy adopted generally for the benefit of its employees. The payment of the premiums for the Employee and his dependents will be determined in accordance with the rules and regulations adopted by the Company for its employees. In the event the Company has no group health plan, the Company agrees to pay all reasonable premiums on any health insurance policy obtained by the Employee to provide such coverage.

e.	Automobile. During the Term, the Employee will be entitled to payment of a car allowance in accordance with a policy approved by the Board or its designee.

6.Confidential Material and Employee Obligations

a.	Confidential Material. The Employee shall not, directly or indirectly, either during the Term or thereafter, disclose to anyone (except in the regular course of the Company's business or as required by law), or use in any manner, any information acquired by the Employee during his employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company's operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee. Information subject to the provisions of this paragraph will include, without limitation:

(i)
Brokers, broker/dealer firms, law firms used to prepare Company and partnership registration statements, due diligence investigations, or other parties involved with the registration, review or offering of the Company's securities and drilling programs;

(ii)	Names, addresses and other information regarding investors in the Company's or its Affiliates' drilling programs;

(iii)
Names, addresses and other information regarding investors who participate with the Company or its Affiliates in the drilling, completion or operation of oil and gas wells as joint venture partners, working interest owners or in any other form of ownership;

(iv)	Lists of or information about personnel seeking employment with or who are currently employed by the Company or its Affiliates;

(v)
Maps, logs, drilling reports and any other information regarding past, planned or possible future leasing, drilling, acquisition or other operations that the Company or its Affiliates have completed or are investigating or have investigated for possible inclusion in future activities; and

(vi)	Any other information or contacts relating to the Company's or its Affiliates' drilling, development, fund-raising, purchasing, engineering, marketing, merchandising and selling activities.

b.
Return of Confidential Material. All maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Employee or furnished to the Employee during the Term will be the sole and exclusive property of the Company, and none of such material may be retained by the Employee upon termination of his employment. The aforementioned materials include materials on the Employee's personal computer. The Employee shall return to the Company or destroy all such materials on or prior to the Termination Date. Notwithstanding the foregoing, the Employee will be under no obligation to return or destroy public information.

c.
Non-Compete. The Employee shall not directly, either during the Term or for a period of one (1) year thereafter, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which the Company or an Affiliate owns any oil and gas interests; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean typical oil and gas exploration and production activities, including oil and gas leasing, drilling or any other business activities that are the same as or similar to the Company's or an Affiliate's business operations as its business exists on the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, Employee may continue to be a director of Grand Gulf Energy Limited and Seisgen Exploration LLC.

d.
No Solicitation. The Employee shall not, directly or indirectly, either during the Term or for a period of one (1) year thereafter, (i) solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions or affiliates, or otherwise induce such employee to terminate or reduce such employment, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions or affiliates, in each case at any time during the last year of the Term. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities or political subdivisions thereof.

e.
Remedies. The Employee acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. The Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Employee from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Employee from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

7.Termination of the Agreement

a.
Notice of Termination; Automatic Termination. Either the Employee or the Board may terminate this Agreement at any time and in his or its sole discretion upon no less than thirty (30) days written Notice of Termination to the other party. “Notice of Termination” means a written notice which shall indicate the specified termination provision in this Agreement relied upon (pursuant to Section 7.c, Section 7.d, Section 7.e, Section 7.f, Section 7.g or Section 7.h) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; provided, however, that no such purported termination will be effective without such Notice of Termination; provided further, however, that any purported termination by the Company or by the Employee must be communicated by a Notice of Termination to the other party hereto in accordance with Section 9 (“Notices”) of this Agreement. Termination of this Agreement on June 30, 2013 in accordance with Section 1.a shall not entitle the Employee to receive any of the severance benefits described in this Section 7. All payments to Employee under this Agreement are subject to all applicable tax withholding requirements.

b.
Termination Date. Except as provided in Section 7.e(ii) with respect to Disability, the “Termination Date” shall mean the date specified in a Notice of Termination. The Termination Date shall not be less than thirty (30) days after the date such Notice of Termination is given.

c.	Termination by the Company for Just Cause.

(i)	The Company may terminate the Employee for “Just Cause” (as defined in Section 7.c(ii)), provided that the Company shall:

(A)	Give the Employee Notice of Termination as specified in Section 7.a, and

(B)
Pay to the Employee, within forty (40) days after his Termination Date, his Base Salary through the Termination Date and pay or provide to Employee any other payments or benefits which have been earned and have become payable as of the Termination Date pursuant to the terms of this or any other agreement or any compensation or benefit plan but which have not yet been paid or provided.

(ii)	For purposes of this Agreement “Just Cause” means a good faith determination of the Board that the Employee:

(A)
Failed to substantially perform his duties with the Company or its Affiliates (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties, and the Employee has failed to cure such deficiency within thirty (30) days of the receipt of such notice; or

(B)	Has engaged in conduct the consequences of which are materially adverse to the Company or its Affiliates, monetarily or otherwise; or

(C)	Has pleaded guilty to or been convicted of a felony or a crime involving moral turpitude or dishonesty; or

(D)	Has engaged in conduct which demonstrates the Employee's gross unfitness to serve the Company as President or Chief Executive Officer; or

(E)	Has materially breached the terms of this Agreement; or

(F)
Following a Change in Control, “Just Cause” shall be limited to (1) the Employee's refusal to or failure to attempt in good faith to perform his duties or to follow the written direction of the Board after fifteen (15) days' written notice specifically identifying the manner in which the Board believes he has not performed his duties; and (2) subsections (B) and (C) above.

d.
Termination by the Company Without Just Cause. If the Company terminates this Agreement prior to June 30, 2013 for any reason other than for Just Cause or the death or Disability (as defined in Section 7.e) of the Employee, the Company shall:

(i)
Pay to the Employee, within forty (40) days after the Termination Date, a lump sum severance payment equal to the amount of the then Base Salary remaining to be paid to Employee from the Termination Date until the Ending Date plus, as soon as practicable when determined (but no later than March 15 of the year following the year of termination), the amount of Bonus that Employee would have been paid had Employee been employed through the Ending Date;

(ii)
Pay to the Employee any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company policies and practices, but no later than March 15 of the year following the year of termination;

(iii)	Immediately vest any unvested Company stock options, SARs, and restricted stock (excluding all LTIP shares which shall be governed by the terms of the LTIP award documents);

(iv)	Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company's long-term incentive plan; and

(v)
Continue coverage of the Employee and any dependents covered at the time of termination under the Company's group health plans at the Company's cost for a period equal to the lesser of (A) eighteen (18) months or (B) such period as the Employee is eligible to participate in another employer's health plan.

e.	Termination in the Event of Death or Disability.

(i)
This Agreement will be terminated by the Company in the event of the death of the Employee upon proper notification to his estate. The Company shall pay to the estate of the Employee the Base Salary described in Section 4.a of this Agreement which had been earned through the Termination Date and any amounts earned under Section 4.b of this Agreement prorated for the period up to the Termination Date.

(ii)
This Agreement may be terminated by the Company in the event of the Disability (as hereinafter defined) of the Employee upon proper notification to the Employee, following the latest of the three (3) events noted in this subsection (ii) (the “Disability Termination Date”). The Base Salary shall continue for up to thirteen (13) weeks following the initial period of Disability. The Employee shall also receive in a lump sum payment an amount equal to the Base Salary described in Section 4.a of this Agreement which would have been earned for six (6) months after the Disability Termination Date. This lump sum payment shall be made upon the latest to occur of: (A) the cessation of the thirteen (13) weeks of Base Salary continuation; (B) the expiration of the Family and Medical Leave Act period; and (C) “Disability,” which is defined as the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Code Section 409A(a)(2)(C) and Treas. Reg. §1.409A-3(i)(4).

(iii)
All amounts that are payable under this Section 7.e in the form of a lump sum shall be paid as soon as practicable, but no later than two and one-half (2-1/2) months following the close of the calendar year in which the death or Disability occurred.

f.	Termination by the Employee for Good Reason.

(i)
If the Employee terminates this Agreement for Good Reason (as defined in Section 7.f(ii)), provided that the Employee's termination of employment occurs within ninety (90) days of the Good Reason, the Company shall:

(A)
Within forty (40) days after the Termination Date, pay to the Employee an amount equal to the amount of the then Base Salary remaining to be paid to Employee from the Termination Date until the Ending Date plus, as soon as practicable when determined (but no later than March 15 of the year following the year of termination), the amount of Bonus that Employee would have been paid had Employee been employed through the Ending Date;

(B)
Pay to the Employee any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company policies and practices, but no later than March 15 of the year following the year of termination;

(C)	Immediately vest any unvested Company stock options, SARs and restricted stock (excluding all LTIP shares which shall be governed by the terms of the LTIP award documents);

(D)	Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company's long-term incentive plan; and

(E)
Continue coverage of the Employee and any dependents covered at the time of termination under the Company's group health plans at the Company's cost throughout the period of time the Employee is eligible for federal COBRA health continuation coverage.

(ii)	“Good Reason” means the occurrence of any of the following events without the Employee's prior express written consent:

(A)	A material diminution in the Employee's Base Salary or in reward opportunities under the Employee's Bonus;

(B)
A material diminution in Employee's authority, duties or responsibilities including a requirement that the Employee report to a corporate officer or employee instead of reporting directly to a board of directors (or similar governing body with respect to an Affiliate other than a corporation);

(C)	Any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(D)
Following a Change of Control, (1) a failure to during the period from the date of the Change of Control to the Ending Date, provide the Employee with compensation and benefits, which in the aggregate, are at least substantially equal (in terms of benefit levels and/or reward opportunities) to those provided for under a material employee benefit plan, program and practice in which the Employee was participating as of the date of the Change of Control, (2) a failure to permit the Employee to participate in any or all incentive (including equity), savings, retirement plans and benefit plans, fringe benefits, practices, policies and programs applicable generally to other similarly situated employees or (3) a material change in the geographic location at which the Employee must perform the services hereunder.

(iii)
The Employee must provide notice to the Company of the condition described in Section 7.f(ii) within ninety (90) days of the occurrence thereof, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition and not be required to pay the amounts described in this Section.

g.
Termination by the Employee for other than Good Reason. The Employee may terminate this Agreement for other than Good Reason upon proper notification as provided in Section 7.a. In such event, the Company shall pay to the Employee:

(i)
Within forty (40) days after his Termination Date, his Base Salary through the Termination Date and pay or provide to Employee any other payments or benefits which have been earned and have become payable as of the Termination Date pursuant to the terms of this or any other agreement or any compensation or benefit plan but which have not yet been paid or provided;

(ii)
Any incentive, deferred or other compensation which has been earned or has become payable pursuant to the terms of this or any other agreement or compensation or benefit plan as of the Termination Date, but which has not yet been paid, provided such payments will be made under the schedule originally contemplated in the agreement or plan under which they were granted;

(iii)
Any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company policies and practices but not later than March 15 of the year following the year of termination; and

(iv)	Any other payments for benefits earned under this or any other employment agreement or plan.

h.	Termination by the Employee following Change of Control.

(i)
If, during the period from the date of the Change of Control to the Ending Date, either (A) the Company terminates the Employee's employment without Just Cause or (B) the Employee terminates this Agreement for Good Reason, then the Company shall:

(A)
Within forty (40) days after the Termination Date, pay to the Employee a lump sum severance payment equal to the amount of the then Base Salary remaining to be paid to Employee from the Termination Date until the Ending Date plus the amount of Bonus, at the target level as of the Termination Date, that Employee would have been paid from the Termination Date until the Ending Date, but in no event shall such lump sum severance payment be less than an amount equal to one (1) times his Base Salary and target Bonus amount as of the Termination Date;

(B)
Pay to the Employee any unpaid reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company policies and practices, but not later than March 15 of the year following the year of termination;

(C)	Immediately vest any unvested Company stock options, SARs, and restricted stock (excluding all LTIP shares which shall be governed by the terms of the LTIP award documents);

(D)	Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company's long-term incentive plan;

(E)
Continue coverage of the Employee and any dependents covered at the time of termination under the Company's group health plans at the Company's cost throughout the period of time that the Employee is eligible for federal COBRA health continuation coverage; and

(F)	Pay to the Employee any reasonable legal fees incurred by the Employee in seeking to enforce any legal right under this Agreement if the Employee substantially prevails in such action.

(ii)	Notwithstanding the preceding provisions of this Section 7.h:

(A)
If any of the payments or benefits received or to be received by the Employee in connection with the Employee's termination of employment in respect of a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Employee shall receive the Total Payments and be responsible for the Excise Tax; provided, however, that the Employee shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount (defined below) if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.

(B)
For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (2) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and the Employee, shall be selected. The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.

(C)
In the event it is determined that the Safe Harbor Amount is payable to the Employee, then the severance payments provided under Section 7.h(i) which are cash shall first be reduced on a pro rata basis, among the different types of cash payments, until the Safe Harbor Amount is reached; provided, however, in the event further reduction is needed to reach the Safe Harbor Amount after reducing all cash payments to zero, then the non-cash severance payments shall thereafter be reduced among the different types of non-cash payments on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

i.
Code Section 409A Compliance. Except with respect to amounts paid pursuant to a schedule in a plan or arrangement outside of this Agreement, it is intended that amounts payable under this Section 7 not be considered non-qualified deferred compensation subject to Section 409A of the Code. The Employee is a Specified Employee under Section 409A of the Code and, therefore, to the extent such amounts are considered non-qualified deferred compensation payable upon a separation from service under Section 409A, payment of those amounts so deferred under Section 409A may not be made until at least six (6) months following the Employee's separation from service of the Company (or, if earlier, the date of death of the Employee).

j.
Release. As a condition to the payment by the Company of the amounts due under subsections (d), (f), or (h) above, the Employee shall execute the release attached hereto as Exhibit A within twenty-one (21) days following the Termination Date and shall not revoke it within the seven (7) day revocation period.

8.Life Insurance

The Company may, at any time after the execution of this Agreement, maintain any outstanding life insurance policies and apply for and procure as owner and for its own benefit new life insurance on the Employee, in such amounts and in such form or forms as the Company may determine. The Employee shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. The Employee hereby represents that, to his knowledge, he is in excellent physical and mental condition.
9.Notices

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and will be deemed to have been duly given when personally delivered, by facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance with this Section (provided that all notices to the Company must be directed to the attention of the Secretary of the Company). All notices and communication will be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address will be effective only upon receipt.

The Company at:	Petroleum Development Corporation
Attention: Secretary
1775 Sherman Street, Suite 3000
Denver, CO 80203

The Employee at:	James M Trimble

4853 Post Oak Timber Drive
Houston, TX 77056

10.Successors

This Agreement will be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use commercially reasonable efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section, entitled Successors, by operation of law or otherwise.
11.Binding Effect

This Agreement will inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Employee's estate.
12.Integration, Modification and Waiver

This Agreement constitutes the sole employment agreement between the parties. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
13.Headings

Headings used in this Agreement are for convenience only and will not be used to interpret or construe its provisions.
14.Waiver of Breach

The waiver of either the Company or Employee of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by either the Company or Employee.
15.Amendments

No amendments or variations of the terms and conditions of this Agreement will be valid unless the same is in writing and signed by each of the parties hereto.
16.Survival of Obligations

The provisions of Section 6 of this Agreement will continue to be binding upon the Employee and the Company in accordance with their terms, notwithstanding the termination of the Employee's employment with the Company for any reason or the expiration of this Agreement.

17.Severability

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that while the Company and the Employee consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against the Employee, the provisions of such clause will not be rendered void but will be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.
18.Governing Law

This Agreement will be construed and enforced pursuant to the laws of the State of Colorado without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.
19.Arbitration

Any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief, will be settled by arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association (the “Rules”) in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings will be kept to the minimum level of formality that is consistent with the Rules. The Company and Employee shall agree on a sole arbitrator of the controversy or claim. The arbitrator must be experienced in the matters in dispute. If the sole arbitrator cannot be agreed upon by the Company and the Employee within 10 business days, either the Company or Employee may request the American Arbitration Association to name a sole arbitrator. Arbitration will occur in Denver, Colorado, or such other location agreed to by the Company and the Employee. The award made by the arbitrator will be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party will be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto.
20.Executive Officer Status

The Employee acknowledges that he may be deemed to be an “executive officer” of the Company for purposes of the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and, if so, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner. In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, the Employee shall provide to the Company such information about the Employee as the Company shall reasonably request, including, but not limited to, information relating to the Employee's personal history and stockholdings. The Employee shall immediately report to the General Counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company Common Stock deemed to be beneficially owned by the Employee and/or any members of the Employee's immediate family. The obligations set forth in this Section 20 shall survive any termination of this Agreement.
21.Pronouns

All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require. As used in this Agreement: (a) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (b) words in the singular shall mean and include the plural and vice versa, and (c) the word “may” gives sole discretion without any obligation to take any action.
22.Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one document.
23.Exhibits

The following Exhibit(s) attached hereto is/are incorporated herein by reference and are an integral part of this Agreement.
Exhibit A - General Release of Claims

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Employment Agreement as of the date first above written.

Company	Employee

PETROLEUM DEVELOPMENT CORPORATION

By: ____________________________________	____________________________________
Kimberly Luff Wakim	James M. Trimble
Chair of the Compensation Committee

[Signature Page to Employment Agreement]

EXHIBIT A
GENERAL RELEASE OF CLAIMS
This General Release (this “Release”) is entered into as of this ____ day of ____________, 20__, by and between Petroleum Development Corporation (the “Company”) and James M. Trimble, an employee of the Company (the “Employee”) (collectively, the “Parties”).
WHEREAS, the Employee and the Company are parties to an Employment Agreement (the “Agreement”), effective as of June 11, 2011, governing the terms and conditions applicable if the Employee's employment is terminated for various reasons;
WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide the Employee certain benefits and payments under the terms and conditions specified therein, provided that the Employee has executed and not revoked a general release of claims in favor of the Company;
WHEREAS, the Employee's employment with the Company is being terminated effective __________ __, 20__; and
WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Employee's employment with and termination from the Company and all other relationships between the Employee and the Company, up to and including the date of execution of this Release.
NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:
1.    Termination of Employment
The Employee's employment with the Company shall terminate on __________ __, 20__ (the “Termination Date”).
2.    Severance Benefits
Pursuant to the terms of the Agreement, and in consideration of the Employee's release of claims and the other covenants and agreements contained herein and therein, and provided that the Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 7 of the Agreement (the “Benefits”) in the time and manner provided therein; provided, however, that the Company's obligations will be excused if the Employee breaches any of the provisions of the Agreement, including, without limitation, Sections 6, 7 and 9 thereof. The Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would not be obligated to provide, nor would the Employee otherwise be entitled to receive.
3.    Effective Date
Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Employee (the “Effective Date”).
4.    Effect of Revocation
The Employee acknowledges and agrees that if the Employee revokes this Release pursuant to Section 6 hereof, the Employee will have no right to receive the Benefits.
5.    General Release

In consideration of the Company's obligations, the Employee hereby releases, acquits and forever discharges the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and any other federal, state or local statutes or ordinances of the United States, it being the Employee's intention and the intention of the Company to make this release as broad and as general as the law permits. The Employee understands that this Release does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of the Agreement with respect to payments the Employee may be owed pursuant to the terms thereof.
6.    Review and Revocation Period
The Employee acknowledges that the Company has advised the Employee that the Employee may consult with an attorney of the Employee's own choosing (and at the Employee's expense) prior to signing this Release and that the Employee has been given at least twenty-one (21) days during which to consider the provisions of this Release, although the Employee may sign and return it sooner. The Employee further acknowledges that the Employee has been advised by the Company that after executing this Release, the Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. The Employee acknowledges and agrees that if the Employee wishes to revoke this Release, the Employee must do so in writing, and that such revocation must be signed by the Employee and received by the Chairman of the Board of the Company (the “Board”) (or the Chair of the Compensation Committee) no later than 5:00 p.m. Mountain Time on the seventh (7th) day after the Employee has executed this Release. The Employee further acknowledges and agrees that, in the event that the Employee revokes this Release, the Employee will have no right to receive any benefits hereunder, including the Benefits. The Employee represents that the Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.
7.    Confidentiality, Non-Compete and Non-Solicitation
The Employee reaffirms his commitments in Sections 6.a, 6.b, 6.c and 6.d of the Agreement.
8.    Cooperation in Litigation
At the Company's reasonable request, the Employee shall use his good faith efforts to cooperate with the Company, its Affiliates (as defined in the Agreement), and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its Affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, the Employee's cooperation is essential to the Company's case. The Employee's duty of cooperation will include, but not be limited to: (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Employee's knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to the Employee that does not conflict with the needs or requirements of the Employee's then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Employee's knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request, declarations or affidavits that truthfully state matters of which the Employee has knowledge. The Company shall reimburse the Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to the Employee per diem compensation in an amount equal to the daily prorated portion of the Employee's base salary immediately prior to the Termination Date. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.
9.    Non-Admission of Liability
Nothing in this Release will be construed as an admission of liability by the Employee or the Released Parties; rather, the Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between the Employee and the Company and all other relationships between the Employee and the Released Parties.
10.    Nondisparagement
The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Board and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee's business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company's directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.
11.    Binding Effect
This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.
12.    Governing Law
This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.
13.    Severability
Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.
14.    Counterparts
This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.
15.    Entire Agreement; Modification
This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.
16.    Acceptance
The Employee may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Chairman of the Board, no later than 5:00 p.m. Mountain Time twenty-one (21) days after the Employee's receipt of notice of termination under the Agreement.
THE EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT THE EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EMPLOYEE'S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

Company	Employee
PETROLEUM DEVELOPMENT CORPORATION

By:________________________________________	______________________________________
Name:	James M. Trimble
Title: